Exhibit 99.1

Press	Company Contact: Bill Walsh, CFO
Information	Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2004 THIRD QUARTER FINANCIAL RESULTS

Third quarter revenue up 8.8%; third quarter EBIT increases 10.1%
Year to date revenue up 7.5%; EBIT up 6.4%

NEW YORK, October 19, 2004 – Arbitron Inc. (NYSE: ARB) today announced results for the third quarter ended September 30, 2004.

For the third quarter 2004, the Company reported revenue of $82.0 million, an increase of 8.8% over revenue of $75.3 million during the third quarter of 2003. Costs and expenses for the third quarter increased by 7.0%, from $44.1 million in 2003 to $47.1 million in 2004. Earnings before interest and taxes (EBIT) for the quarter were $33.7 million, compared with EBIT of $30.6 million during the comparable period last year.

Interest expense for the third quarter declined 36.7%, from $2.9 million in 2003 to $1.8 million in 2004, due to reductions in debt between the two periods.

Income tax expense was lower in the third quarter primarily because reserves for tax contingencies were reversed during the quarter due to guidance in a recent IRS notice. Also, the valuation allowance on deferred tax assets related to state net operating loss carryforwards was reduced due to higher actual and projected taxable income in the applicable states. The net benefit of these changes during the quarter was $4.2 million. Finally, the effective tax rate for 2004, exclusive of these discrete events, has been reduced from 39.0% to 38.5% to reflect a reduction in the expected state tax rate.

Net income for the quarter, which includes the $4.2 million impact of the tax adjustments, was $24.2 million, compared with $17.0 million for the third quarter of 2003 and net

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc (NYSE:ARB) 3rd Quarter 2004 Earnings October 19, 2004	Page 2 of 8

income per share for the third quarter 2004 increased to $0.77 (diluted), compared with $0.55 (diluted) during the comparable period last year.

In the third quarter 2004, Arbitron paid the final $25 million outstanding on its revolving credit facility and reduced its long-term debt to $50 million.

For the nine months ended September 30, 2004, revenue was $223.6 million, an increase of 7.5% over the same period last year. EBIT was $81.5 million, compared to $76.6 million in 2003. Net income for the nine months was $50.9 million or $1.62 per share (diluted), compared with $41.1 million or $1.35 per share (diluted) during the comparable period last year.

Commenting on the results for the third quarter, Stephen Morris, president and chief executive officer of Arbitron, said: “In the third quarter of 2004, we achieved our profit targets while continuing planned investments in our core business and in our long-term growth initiatives.”

“In the third quarter, we reached an agreement with Infinity Broadcasting Corporation for a multi-year contract including radio ratings and other related services for its 185 stations. We continued to enhance our RADAR® radio network ratings service and saw our customers announce several new RADAR-rated networks.”

“We also reported on the positive outcomes of the three collaborative tests of the Portable People Meter (PPM) that we conducted with Nielsen Media Research and we began recruiting consumers for our 2005-2006 demonstration of the enhanced PPM system in Houston.”

“We are particularly excited about the agreement we announced with VNU to jointly explore the possible development of a new, national marketing research service that would collect multi-media and purchase information from a common sample of consumers.”

“Procter & Gamble is already cooperating with Arbitron and VNU so that the proposed service would properly address the needs of marketers. At the annual conference of the Association of National Advertisers earlier this month, Procter and Gamble said that they looking to this proposed marketing panel to provide a better understanding of consumer exposure to advertising on multiple media and the link to shopping/purchase behavior.”

“As we explore this opportunity, our three companies are seeking the support of a broad cross section of marketers including other package goods providers, retailers, automotive

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc (NYSE:ARB) 3rd Quarter 2004 Earnings October 19, 2004	Page 3 of 8

marketers, telecommunications providers, financial services firms, as well as many other companies,” said Mr. Morris.

Arbitron will host a conference call on October 19th at 10:00 a.m. ET to discuss its third quarter results and other relevant matters. The Company invites you to listen to the call by dialing 877-780-2271. The conference call can also be accessed from outside the United States by dialing 973-582-2737. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

A replay of the call will be available from 12:00 p.m. on October 19, 2004 through 11:59 p.m. on October 26, 2004. To access the replay, please call 877-519-4471 in the United States or 973-341-3080 outside the United States. To access the replay, users will need to enter the following code: 5229030

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has developed the Portable People Meter (PPM), a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

# # #

RADAR® is a registered trademark of Arbitron Inc.

PPMSM is a service mark of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc (NYSE:ARB) 3rd Quarter 2004 Earnings October 19, 2004	Page 4 of 8

historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew all or part of contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People Meter services, as well as expansion of international operations;

•	effectively manage the impact of further consolidation in the radio industry;

•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to privacy concerns and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc (NYSE:ARB) 3rd Quarter 2004 Earnings October 19, 2004	Page 5 of 8

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended September 30, 2004 and 2003
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,		$	%
	2004	2003	Change	Change
Revenue	$81,965	$75,319	$6,646	8.8%
Costs and expenses
Cost of revenue	23,531	23,694	(163)	(0.7%)
Selling, general and administrative	14,994	14,070	924	6.6%
Research and development	8,604	6,294	2,310	36.7%
Total costs and expenses	47,129	44,058	3,071	7.0%
Operating income	34,836	31,261	3,575	11.4%
Proportionate share of net loss of affiliate	(1,118)	(637)	(481)	(75.5%)
Earnings before interest and income taxes	33,718	30,624	3,094	10.1%
Interest income	309	174	135	77.6%
Interest expense	1,842	2,911	(1,069)	(36.7%)
Earnings before income taxes	32,185	27,887	4,298	15.4%
Income tax expense (1)	7,957	10,876	(2,919)	(26.8%)
Net income	$24,228	$17,011	$7,217	42.4%
Net income per weighted average common share
Basic	$0.78	$0.56	$0.22	39.3%
Diluted	$0.77	$0.55	$0.22	40.0%
Weighted average shares used in calculations
Basic	31,174	30,127	1,047	3.5%
Diluted	31,562	30,762	800	2.6%
Other data
EBITDA	$35,161	$31,819	$3,342	10.5%

(1) Income tax expense was lower in the third quarter of 2004 primarily because reserves for tax contingencies were reversed during the third quarter of 2004 due to guidance in a recent IRS notice. Also, the valuation allowance on the deferred tax assets related to state net operating loss carryforwards was reduced due to higher actual and projected taxable income in the applicable states. The net benefit of these changes during the quarter was $4.2 million. The effective tax rate for 2004, exclusive of these discrete events, has been reduced from 39.0% to 38.5% to reflect a reduction in the expected state tax rate.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc (NYSE:ARB) 3rd Quarter 2004 Earnings October 19, 2004	Page 6 of 8

Arbitron Inc.
Consolidated Statements of Income
Nine Months Ended September 30, 2004 and 2003
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30,		$	%
	2004	2003	Change	Change
Revenue	$223,634	$208,121	$15,513	7.5%
Costs and expenses
Cost of revenue	74,789	71,933	2,856	4.0%
Selling, general and administrative	45,285	42,160	3,125	7.4%
Research and development	23,471	18,989	4,482	23.6%
Total costs and expenses	143,545	133,082	10,463	7.9%
Operating income	80,089	75,039	5,050	6.7%
Equity in net income of affiliate	1,411	1,584	(173)	(10.9%)
Earnings before interest and income taxes	81,500	76,623	4,877	6.4%
Interest income	707	547	160	29.3%
Interest expense	6,220	9,736	(3,516)	(36.1%)
Earnings before income taxes	75,987	67,434	8,553	12.7%
Income tax expense (2)	25,040	26,299	(1,259)	(4.8%)
Net income	$50,947	$41,135	$9,812	23.9%
Net income per weighted average common share
Basic	$1.64	$1.38	$0.26	18.8%
Diluted	$1.62	$1.35	$0.27	20.0%
Weighted average shares used in calculations
Basic	30,982	29,859	1,123	3.8%
Diluted	31,521	30,438	1,083	3.6%
Other data
EBITDA	$85,712	$80,201	$5,511	6.9%

(2) Income tax expense was lower in 2004 primarily because reserves for tax contingencies were reversed during the third quarter of 2004 due to guidance in a recent IRS notice. Also, the valuation allowance on the deferred tax assets related to state net operating loss carryforwards was reduced due to higher actual and projected taxable income in the applicable states. The net benefit of these changes during the third quarter was $4.2 million. The effective tax rate for 2004, exclusive of these discrete events, has been reduced from 39.0% to 38.5% to reflect a reduction in the expected state tax rate.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc (NYSE:ARB) 3rd Quarter 2004 Earnings October 19, 2004	Page 7 of 8

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three and Nine Months Ended September 30, 2004 and 2003
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income	$24,228	$17,011	$50,947	$41,135
Income tax expense	7,957	10,876	25,040	26,299
Net interest expense	1,533	2,737	5,513	9,189
EBIT	$33,718	$30,624	$81,500	$76,623
Depreciation and amortization	1,443	1,195	4,212	3,578
EBITDA	$35,161	$31,819	$85,712	$80,201

Note: Earnings before interest and income taxes (EBIT) and earnings before interest, income taxes, depreciation and amortization (EBITDA) are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income taxes, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc (NYSE:ARB) 3rd Quarter 2004 Earnings October 19, 2004	Page 8 of 8

Arbitron Inc.
Condensed Consolidated Balance Sheets
September 30, 2004 and December 31, 2003
(In thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$68,729	$68,433
Trade receivables	29,676	21,355
Deferred taxes	7,155	30,829
Goodwill, net	38,027	32,937
Other assets	35,932	30,640
Total assets	$179,519	$184,194
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$51,725	$58,398
Long-term debt	50,000	105,000
Other liabilities	33,447	38,869
Stockholders’ equity (deficit) (3)	44,347	(18,073)
Total liabilities and stockholders’ equity (deficit)	$179,519	$184,194

(3) Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com